Exhibit 3.2

STATE OF DELAWARE

AMENDED CERTIFICATE OF LIMITED PARTNERSHIP

OF

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LEASE EQUITY APPRECIATION FUND III, L.P.”, CHANGING ITS NAME FROM “LEASE EQUITY APPRECIATION FUND III, L.P.” TO “LEAF EQUIPMENT LEASING INCOME FUND III L.P.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF SEPTEMBER, A.D. 2006, AT 10:18 O’CLOCK A.M.

Harriet Smith Windsor, Secretary of State

4159420 8100	AUTHENTICATION: 5044574
060852391	DATE: 09-15-06

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is LEASE EQUITY APPRECIATION FUND III, L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows: the name of the Limited Partnership shall be LEAF Equipment Leasing Income Fund III, L.P.

THIRD: Article 3 of the Certificate of Limited Partnership shall be amended as follows: LEAF Asset Management, LLC, whose address is 1818 Market Street, 9th Floor, Philadelphia, Pennsylvania 19103, is being substituted as General Partner for LEAF Financial Corporation effective August 29, 2006.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 29th day of August, A.D. 2006.

LEASE EQUITY APPRECIATION FUND III, L.P.
By:	LEAF ASSET MANAGEMENT, LLC
GENERAL PARTNER

Miles Herman, President and Chief Executive Officer
State of Delaware Secretary of State Division of Corporations Delivered 10:18 AM 09/15/2006 FILED 10:18 AM 09/15/2006 SRV 060852391 - 4159420 FILE